EXIHIBIT 10.29

Description of Oral Loan Agreement between Beitun Trade Ltd. And Ms. Wei Guo

Party A: Beitun Trade Ltd.

Party B: Ms. Wei Guo

Party A and B are related parties, with Party B has 49% interest of Party A. Party A and B negotiated and agreed that Party B shall provide Party A operating or working capital during Party A’s production operations. Party A shall pay no interests as a result of this loan arrangement to Party B. Party A shall provide no assets as a security for the loan received from Party B under this agreement. Party A shall pay the amount of the loan upon Ms. Wei Guo’s request.

This Agreement is valid during the operational period of Party A.